Exhibit 4.19

DATED: 26th OCTOBER  2010

EFG EUROBANK ERGASIAS S.A.
(THE "BANK")

-AND-

TRUST NAVIGATION CORP.
(THE "BORROWER")

-AND-

TIGER NAVIGATION CORP.
(THE "ADDITIONAL CORPORATE GUARANTOR")

-AND-

SAF - CONCORD SHIPPING LTD.
(THE " SECOND ADDITIONAL CORPORATE GUARANTOR")

THIRD SUPPLEMENTAL AGREEMENT To
A LOAN AGREEMENT DATED 29TH OCTOBER 2007

KGDI
Athens 28, Dimitriou Soutsou Str., 115 21, Tel.:+30 210 8171500, Fax:+30 210 6856657-8
Piraeus Alassia Building,13, Defteras lvlerarchias Str., 185 35, Tel.:-t-30 210 4138800,
Fax:+30 210.4138809 Thessaloniki 17, Ethnikis Antistasseos Str., 551 34,
Tel.:+30 2310 478640-50-60-70, Fax:+30 2310 4551.26
www.kgdi.com

THIS THIRD SUPPLEMENTAL AGREEMENT made the 26th day of October Two thousand ten

BETWEEN

(1)
TRUST NAVIGATION CORP., being a company incorporated in accordance with the laws of the Republic of Liberia whose registered office is situated at 80, Broad Street, Monrovia, Liberia (referred to below as the "Borrower");

(2)
TIGER NAVIGATION CORP., being a company incorporated in accordance with the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, Republic of Marshall Islands (referred to below as the "Additional Corporate Guarantor");

(3)
SAF-CONCORD SHIPPING LTD, being a company incorporated in accordance with the laws of the Republic of Liberia whose registered office is situated at 80, Broad Street, Monrovia, Liberia (referred to below as the "Second Additional Corporate Guarantor"); and

(4)
EFG EUROBANK ERGASIAS, S.A., a banking societe anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece (referred to below as the "Bank").

IS SUPPLEMENTAL to a Loan Agreement dated 29th October, 2007 made between the Borrower and the Bank (hereinafter called the "Original Loan Agreement") as amended by a first supplemental agreement dated 29th December, 2009 made between the Borrower, the Additional Corporate Guarantor and the Bank (hereinafter called the "First Supplemental Agreement") and by a second supplemental agreement dated August 5th, 2009 made between the Borrower, the Second Additional Corporate Guarantor and the Bank (the "Second Supplemental Agreement" and, together with the Original Loan Agreement and the First Supplemental Agreement and, wherever the context so requires, this Third Supplemental Agreement, the "Loan Agreement"), on the terms and conditions of which the Bank advanced to the Borrower a loan of Fifteen Million United States Dollars (US$15,000,000) (the "Original Loan") for the purposes therein specified.

WHEREAS

(A)
The Borrower hereby acknowledges receipt of the whole amount of the Original Loan and further acknowledges that following the repayment of the 12th instalment referred to in Clause 7i of the Original Loan Agreement amounting to United States Dollars five hundred and fifty thousand (USD 550,000) on 29/10/2010, the total amount of principal outstanding of the Original Loan under the Loan Agreement will be amounting to United States Dollars Two Million Four Hundred Thousand (US$2,400,000) ("the Loan").

(B)
Pursuant to the Loan Agreement and as security for the prompt performance by the Borrower of all its obligations under the Loan Agreement and the Security Documents, there were executed inter alia: a first preferred ship mortgage on the m.v. loanna P made between the Borrower and the Bank dated 1st November 2007, a deed of assignment in respect of the m.v. loanna P dated November 1st, 2007, made between the Borrower and the Bank, a deed of charterparty assignment in respect of the m.v. loanna P dated November 1st, 2007, made between the Borrower and the Bank and a manager's undertaking dated October 25th, 2007 in relation to the m.v. loanna P which were released on, the 8th January 2009 from any obligations under or pursuant to the Loan Agreement and any other Security Document as well as (a) a corporate guarantee and indemnity executed by the Corporate Guarantor in favour of the Bank dated October 29th' 2007 as same was confirmed by a deed of confirmation dated 29 December 2008 (the "Corporate Guarantee"), (b) a corporate guarantee and indemnity executed by the Additional Corporate Guarantor in favour of the Bank dated December 29th, 2008 ("Additional Corporate Guarantee"), (c) a first preferred ship mortgage on the m.v. Tiger Bridge (the "Vessel") made between the Additional Corporate Guarantor and the Bank dated December 30th, 2008 (the "Mortgage"), (d) a deed of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation in respect of the Vessel dated December 30th, 2008 (the "Assignment"), (e) a manager's undertaking in relation to the Vessel dated December 23rd, 2008 (the 'Manager's Undertaking"), (f) a corporate guarantee and indemnity made between the Bank and the Second Additional Corporate Guarantor, dated 5th of August 2009 ("Second Additional Corporate Guarantee"), (g) a second preferred ship mortgage on the m.v. Monica P. (the "Second Collateral Vessel") granted by the Second Additional Corporate Guarantor, dated 5th of August 2009 (the "Second Collateral Mortgage"), (h) a deed of assignment made between the Bank and the Second Additional Corporate Guarantor dated 5th of August 2009 of the Insurances, Earnings, Charter Rights and Requisition Compensation in respect the Second Collateral Vessel (the "Second Collateral Assignment"), and (i) a manager's undertaking in relation to the Second Collateral Vessel (the "Second New Manager's Undertaking").

(C)
Each of the Borrower and the other Security Parties have requested that the Bank give its consent to (inter alia), the rescheduling of the repayment of the Loan and to the extension of the final maturity date as well as to the Second Additional Corporate Guarantor and the Second Collateral Vessel owned by the Second Additional Corporate Guarantor being released from any obligations under or pursuant to the Loan Agreement, the Released Documents and any other Security Document related to the Loan Agreement to which the Second Additional Corporate Guarantor is a party and the Bank has agreed to give such consent subject to the condition of the Bank receiving the 12th instalment referred to in Clause 7.1 of the Original Loan Agreement amounting to United States Dollars five hundred and fifty thousand (USD 550,000) on 29/10/2010 and on the further condition that the calculation of the Interest Rate and certain other provisions of the Loan Agreement be varied and/or amended on the terms and subject to the conditions set forth herein.

NOW THEREFORE IT IS HEREBY AGREED

1.           DEFINITIONS

1.1	Words and expressions defined in the Loan Agreement (as hereby supplemented and amended) and not otherwise defined herein shall have the same meanings when used in this Third Supplemental Agreement.

1.2	In this Supplemental Agreement the words and expressions specified below shall have the meaning attributed to them below:

"Additional Corporate Guarantee's Confirmation" means the deed of confirmation executed or to be executed by the Additional Corporate Guarantor in relation to the Additional Corporate Guarantee in such form as the Bank may approve or require;

"Additional Security Documents" means together the Mortgage Amendment, the Corporate Guarantee's Confirmation, the Additional Corporate Guarantee's Confirmation and the Manager's Confirmation;

"Assignment" means the deed of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation in respect of the Vessel dated December 30th, 2008;

"Corporate Guarantee's Confirmation" means the deed of confirmation executed or to be executed by the Corporate Guarantor in relation to the Corporate Guarantee in such form as the Bank may approve or require;

"Manager's Undertaking" means the manager's undertaking in relation to the Vessel dated December 23td, 2008, as same will be re-confirmed by the Manager's Confirmation;

"Manager's Confirmation" means the deed of confirmation executed or to be executed by the Manager in relation to the Manager's Undertaking in such form as the Bank may approve or require;

"Mortgage" means the first preferred Marshall Islands ship mortgage on the Vessel dated December 30th, 2008 and made between the Additional Corporate Guarantor and the Bank, as same will be amended by the Mortgage Amendment

"Mortgage Amendment" means the first deed of amendment to the Mortgage executed or to be executed by the Additional Corporate Guarantor in favour of the Bank in such form as the Bank may approve or require;

"Released Documents" means the Second Additional Corporate Guarantee, the Second Collateral Mortgage, the Second Collateral Assignment and the Second New Manager's Undertaking referred to in Recital B;

"Released Vessel" means the m.v. "MONICA P." built in 1998, being of 27011 gross tons and of 16011 net tons currently registered under the Liberian flag in the ownership of the Second Additional Corporate Guarantor with Official Number 10909, referred to in the Second Supplemental Agreement as Second Collateral Vessel;

"Vessel" means the m.v. "TIGER BRIDGE" built in 1990, being of 24495 gross tons and of 10403 net tons currently registered under the Marshall Islands flag in the ownership of the Additional Corporate Guarantor, referred to in the First Supplemental Agreement and the Second Supplemental Agreement as Collateral Vessel

1.3
Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Supplemental Agreement. References to Clauses are to clauses of this Supplemental Agreement save as may be otherwise expressly provided in this Supplemental Agreement.

2           REPRESENTATIONS AND WARRANTIES

2..1
Each of the Borrower and the Additional Corporate Guarantor hereby represents and warrants to the Bank, as of the date of this Supplemental Agreement, each of the representations and warranties contained in Clause 4 of the Original Loan Agreement and repeated pursuant to Clause 3 of the First Supplemental Agreement and the Second Supplemental Agreement shall be deemed repeated by the Borrower and the Additional Corporate Guarantor at the date of this Third Supplemental Agreement by reference to the facts and circumstances then pertaining, as if references to the Security Documents included this Third Supplemental Agreement and the Additional Security Documents and as if references to the Security Parties included the Additional Corporate Guarantor and excluded the Second Additional Corporate Guarantor.

2..2
Each of the Borrower and the Additional Corporate Guarantor hereby expressly agrees and acknowledges and represents and warrants to the Bank that the Loan Agreement as amended hereby shall remain in full force and effect and the security constituted by the Security Documents, including the Additional Security Documents, executed by the Borrower, the Corporate Guarantor and the Additional Corporate Guarantor and/or the Manager shall continue to remain valid and enforceable and in full force and effect.

2.3	Each of the Borrower and the Additional Corporate Guarantor hereby further represents and warrants to the Bank that, as of the date of this Supplemental Agreement:

(a)	each of the Borrower and the Additional Corporate Guarantor is a body corporate duly formed and validly existing in good standing under the laws of its respective jurisdiction;

(b)
each of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor and/or the Manager has full power to enter into and perform their respective obligations under this Third Supplemental Agreement and all documents required to be executed thereunder, has complied with all statutory and other requirements relative to its business and does not have an established place of business in the United Kingdom or the United States of America;

(c)
all necessary governmental authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all documents required to be executed thereunder, have been obtained and will be maintained in full force and effect throughout the Facility Period;

(d)
each of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, and/or the Manager has taken all necessary action to authorise the execution, delivery and performance of its/his obligations under this Third Supplemental Agreement and all documents required to be executed hereunder and such documents do or will upon execution thereof constitute, valid and binding obligations of each of them enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, re-organisation, moratorium or other laws relating to the enforcement of creditors' rights;

(e)
the execution, delivery and performance of this Third Supplemental Agreement and all documents required to be executed hereunder do not and will not during the Security Period constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, and/or the Manager on any of their property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance on any of such property or assets, save in favour of the Bank;

(f)
at the date of this Third Supplemental Agreement, none of the Borrower and the Additional Corporate Guarantor is liable under or in respect of any Indebtedness other than in relation to the financing contemplated by and under the Loan Agreement, the Security Documents to which it is a party, and such Indebtedness as shall have been notified to, and approved by, the Bank on or prior to the date of this Third Supplemental Agreement;

(g)
each of the Borrower, and the Additional Corporate Guarantor has fully disclosed in writing to the Bank all facts which they know or which they should reasonably know and which are material for disclosure to the Bank in the context of this Third Supplemental Agreement and all information furnished by them or on their behalf relating to its business and affairs in connection with this Third Supplemental Agreement was and remains true correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3.           AGREEMENT OF THE BANK

The Bank, relying upon each of the representations and warranties set out in Clause 2, hereby agrees with the Borrower and the Additional Corporate Guarantor, subject to and upon the terms and conditions of this Third Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to the rescheduling of the repayment of the principal outstanding of the Original Loan and to the extension of the final maturity date as well as to the Second Additional Corporate Guarantor and the Second Collateral Vessel owned by the Second Additional Corporate Guarantor being released from any obligations under or pursuant to the Loan Agreement, the Released Documents and any other Security Document referred to in the Loan Agreement to which the Second Additional Corporate Guarantor is a party and to vary the terms of the Loan Agreement in accordance with the terms of Clause 5, including the repayment of the Loan and the calculation of the Interest Rate.

4.           CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

4.1
The agreement of the Bank contained in Clause 3 shall be expressly subject to the condition that the Borrower shall have paid to the Bank on 29/10/2010 the 12th instalment referred to in Clause 7.1 of the Original Loan Agreement amounting to United States Dollars five hundred and fifty thousand (USD 550,000) and the Extension/ Restructuring Fee and that the Bank shall have received the following documents and evidence in form and substance satisfactory to the Bank and its legal advisors on or before 29 October 2010:

(a)	In the case of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager:

(i)
a recent certificate of good standing in relation to of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager issued by the relevant authorities of the country of its incorporation together with certified copies of the Articles of Incorporation (or equivalent documents) and all amendments thereto and any other documents required to be filed or registered or issued under the laws of the country of its respective incorporation to establish the incorporation and/or good standing (as the case may be) of each of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager under the laws of such country;

(ii)
certified and duly legalised copies of resolutions passed at a meeting of the Board of Directors of, and of the resolutions passed at a meeting of the Shareholders of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager evidencing approval to the variation of the Loan Agreement pursuant to Clause 5 and the execution of all documents contemplated hereby to which each of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager is a party and authorising appropriate officers or attorneys to execute the same and to sign any other documents, notices, letters or other communications required to be given by it pursuant hereto and thereto or other evidence of such approvals and authorisations as shall be acceptable to the Bank;

(iii)
the original of a duly legalised power(s) of attorney issued by each of the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager, pursuant to the resolutions referred to in Clause 4.1 (a)(ii);

(iv)
a list (certified by the Secretary or a Director or other appropriate officer of the the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager to be true and complete) of the directors and officers (together with signature specimen) of each of them stating also the authorised and issued capital and the number, value and type of shares, the names of the shareholders and the number of shares held by each;

(v)
copies of all governmental and other consents, licenses, approvals and authorisations as may be necessary to authorise the performance by the Borrower, the Corporate Guarantor, the Additional Corporate Guarantor, the Second Additional Corporate Guarantor and/or the Manager of their respective obligations under those of this Third Supplemental Agreement and the Additional Security Documents to which each of the above entities is a party and the execution, validity and enforceability of this Third Supplemental Agreement and the Additional Security Documents;

(b)	the Additional Security Documents together with all items and documents to be delivered pursuant thereto;

(c)	evidence that the Vessel continues to be:

(i)	duly and permanently registered in the name of the Additional Corporate Guarantor under the Marshall Islands flag;

(ii)
in the absolute and unencumbered ownership of the Additional Corporate Guarantor save for the Mortgage and save as contemplated by this Third Supplemental Agreement and continues to trade in full compliance with all applicable laws;

(iii)	managed by the Manager pursuant to the terms of the relevant management agreement copy of which will have been delivered to and approved by the Bank.

(d)
evidence that the Additional Corporate Guarantor and the Manager are in current compliance with the requirements of the International Management Code for the Safe Operation of Ships and for Pollution Prevention (as adopted by the International Maritime Organisation as Resolution A.741 (18) (the "ISM Code");

(e)
evidence that the Additional Corporate Guarantor and the Manager are in current compliance with the provisions of the International Ship and Port Facilities Security (ISPS) Code and the other respective amendments of SOLAS and will maintain at all times throughout the Facility Period a valid International Ship Security Certificate (ISSC) in respect of the Vessel and all other valid certificates evidencing compliance with this Clause;

(f)	confirmation from the relevant insurance brokers that the interest of the Bank as Mortgagee and Assignee of the Vessel has been duly endorsed;

(g)	updated class maintenance certificate issued by the classification society of the Vessel which will be at all terms satisfactory to the Bank;

(h)	evidence that the person(s) referred to in Clause 25 of the Loan Agreement has accepted his/their appointment as Process Agent (antiklitos);

(i)
such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of the Republic of the Marshall Islands, the Republic of Liberia and such other relevant jurisdiction as the Bank shall require;

(j)
evidence that the Bank has received the amount required for settlement of the fees and costs relating to the execution of this Third Supplemental Agreement and all other documents contemplated hereby including those relating to all necessary filings, registrations and legalisations thereof.

4.2
Without prejudice to the provisions of Clause 4.1, each of the Borrower, the Additional Corporate Guarantor hereby jointly and severally undertakes with the Bank to make or procure to be made such amendments and/or additions to any of the documents delivered to the Bank in accordance with Clause 4.1 and to execute and/or deliver to the Bank or procure to be executed and/or delivered to the Bank such further documents as the Bank and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Third Supplemental Agreement have been complied with.

4.3
Without prejudice to the provisions of Clause 4.1 and 4.2, in the event of any of the conditions referred to in this Clause 4 not being satisfied (whether with the express or implied agreement of the Bank or otherwise), the Borrower will comply or procure compliance with all such conditions by no later than fourteen (14) days from the date hereof or within such longer period as the Bank shall agree to.

5           VARIATIONS TO THE LOAN AGREEMENT

5.1
In consideration of the agreement of the Bank contained in Clause 3 hereof each of the Borrower, the Additional Corporate Guarantor and the Second Additional Corporate Guarantor jointly and severally agree with the Bank that (subject to the satisfaction of the conditions contained in Clause 4) the provisions of the Loan Agreement will be and are hereby agreed to be varied and/or amended and/or supplemented as follows:

(a)
by reading and construing hereafter the definition of "Security Documents" in Clause 1. of the Loan Agreement so as to include each of the Additional Security Documents, exclude the Released Documents contemplated hereby and by construing all references to each of the Security Documents as being references to each such document as it is from time to time supplemented and/or amended;

(b)	by deleting all references in the Loan Agreement and the other Security Documents to any of the Released Documents;

(c)	by adding as additional defined terms in Clause 1. of the Loan Agreement each of the Additional Security Documents as the same are defined in Clause 1.1 hereof;

(d)
by deleting all references in the Loan Agreement and the other Security Documents to "Second Additional Corporate Guarantor" and by construing all references in the Loan Agreement to the "Security Parties", "each Security Party", "a Security Party" so as to include the Second Additional Corporate Guarantor";

(e)
by deleting all references in the Loan Agreement and the other Security Documents to "Vessels", "each Vessel", "a Vessel", "Collateral Vessel" and "Second Collateral Vessel" and substituting same in Clause 1 of the Original Loan Agreement and wherever else applied in the Loan Agreement or the other Security Documents so as to mean the Vessel as herein defined;

(f)	by reading and construing hereafter the definition of "Margin" in Clause 1.

of the Loan Agreement so as to mean, with effect from 29 October 2010, a margin of three point seventy five percent (3.75%) per annum;

(g)	by amending the definition of "Repayment Dates" in Clause 1. of the Original Loan Agreement as follows:

"Repayment Dates" means each of the dates for the payment of the Repayment Instalment sums falling at three monthly intervals, the first Repayment Date to occur on January 28th, 2011 and each of the subsequent Repayment Dates shall fall at consecutive intervals of three (3) months.";

(h)	by adding at the end of Clause 5 of the Loan Agreement one new subparagraph to read as follows:

"5.3 Extension/Restructuring Fee

The Borrower shall pay to the Bank upon signing of this Supplemental Agreement a non-refundable Extension/Restructuring Fee in the amount of United States Dollars twenty thousand (USD 20,000)."

(i)	by amending Clause 7.1 of the Original Loan Agreement as follows:

"7.1  The Borrower hereby absolutely and unconditionally covenants and agrees to repay the Loan to the Bank in freely transferable Dollars by ten (10) consecutive quarterly principal instalments, each amounting to United States Dollars fifty thousand (USD 50,000) each, to be accompanied by a balloon payment of United States Dollars one million nine hundred thousand (USD 1,900,000) payable together the tenth (10th) instalment at final maturity.

Each such instalment together with interest as hereinafter set forth shall be correspondingly payable on each of the Repayment Dates. The first Repayment Date shall be on the 28th, January 2011 and each of the subsequent Repayment Dates shall fall at consecutive intervals of three (3) months thereafter.

The Final Repayment Date of the Loan shall be 30 months after January 28th, 2011 but not later than the 29th April 2013, and it must coincide with the last day of the final Interest Period to be adjusted accordingly."

(j)	by amending the first sentence of Clause 7.3.2 of the Original Loan Agreement as follows:

"7.3.2  Every notice of prepayment shall be effective on actual receipt by the Bank, shall be irrevocable, shall oblige the Borrower to make such prepayment on the date specified and shall specify the amount to be prepaid, which shall be not less than United States Dollar one hundred t thousand (USD 100,000) or a higher integral multiple therof."

(k)	by amending Clause 8.2 of the Original Loan Agreement as follows: "

8.2.  Interest Period

The Borrower may by written notice to be received by the Bank not later than 10 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such next Interest Period shall have a duration of three (3) or six (6) months or other period subject to the availability which shall be determined solely by the Bank."

(l)
by construing all references in the Loan Agreement to "this Agreement", "hereunder" and the like and in the Security Documents to "the Loan Agreement" as references to the Loan Agreement as amended and/or supplemented by this Third Supplemental Agreement;

(m)
by construing definitions and references in the Loan Agreement to "General Assignments or either of them", "Mortgages", "Mortgages or either of them" and respective definitions and the like to "Assignment", "Mortgage" as defined in Clause 1 of this Supplemental Agreement;

(n)	the definitions set out in Clause 1. of this Supplemental Agreement shall be included mutatis mutandis, in Clause 1. of the Loan Agreement replacing the relevant definitions where the context permits.

7.           CONTINUANCE OF LOAN AGREEMENT AND SECURITY DOCUMENTS

Save for the alterations to the Loan Agreement made or to be made pursuant to this Third Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Third Supplemental Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by each of the Borrower and the other parties to the Security Documents shall continue to remain valid and enforceable and in full force and effect.

8.           FEES AND EXPENSES

The Borrower shall pay to the Bank upon demand and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the preparation, negotiation, execution and enforcement or attempted enforcement of this Third Supplemental Agreement and the Additional Security Documents.

9.           NOTICES

The provisions of Clause 24 of the Loan Agreement shall apply to this Third Supplemental Agreement.

10.         APPLICABLE LAW

This Third Supplemental Agreement shall be governed by and construed in accordance with English law and the provisions of Clause 25 of the Loan Agreement shall apply mutatis mutandis.

IN WITNESS WHEREOF the parties hereto have caused this Third Supplemental Agreement to be duly executed the day and year first above written.

SIGNED by Mrs Stephania Karmiri duly authorised attorney for and on behalf of TRUST NAVIGATION CORP. in the presence of:- Katerina Avramidou	) ) ) /s/Stephania Karmiri ) ) /s/Katerina Avramidou )

SIGNED by Mrs Stephania Karmiri duly authorised attorney for and on behalf of TIGER NAVIGATION CORP in the presence of:- Katerina Avramidou	) ) ) /s/Stephania Karmiri ) ) /s/Katerina Avramidou )

SIGNED by Mrs Stephania Karmiri duly authorised attorney for and on behalf of SAF-CONCORD SHIPPING LTD in the presence of:- Katerina Avramidou	) ) ) /s/Stephania Karmiri ) ) /s/Katerina Avramidou )

SIGNED by Stavroula-Sotiria Hydreou and John Tsirikos duly authorised attorney for and on behalf of EFG EUROBANK ERGASIAS S.A. in the presence of:- Katerina Avramidou	) ) /s/Stavroula-Sotiria Hydreou ) ) /s/John Tsirikos ) ) /s/Katerina Avramidou )